Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President, Treasury and Investor Relations	Vice President, Public Relations
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. ANNOUNCES SALE OF KENNETH COLE PRODUCTIONS, INC. STOCK AND FOURTH QUARTER RESTRUCTURING CHARGE

•	ANNOUNCES SALE OF 1.5 MILLION SHARES OF KENNETH COLE PRODUCTIONS, INC. STOCK RESULTING IN A PRE-TAX GAIN OF APPROXIMATELY $12 MILLION
•	ANNOUNCES FOURTH QUARTER PRE-TAX RESTRUCTURING CHARGE OF APPROXIMATELY $10 - 11 MILLION

New York, NY December 14, 2004 – Liz Claiborne Inc. (NYSE:LIZ) announced today that it would record a pre-tax gain of approximately $12 million associated with the sale of all 1.5 million shares of stock previously held in Kenneth Cole Productions, Inc. (NYSE:KCP).

Separately, the Company announced it would record a pre-tax restructuring charge of approximately $10 - 11 million in the fourth quarter. Substantially all of the restructuring charge is expected to be a cash charge. The Company projects that the majority of the charge will be paid and all associated activities will be completed in the first quarter of fiscal 2005. The charge is comprised of the following:

•	Approximately $6 - 7 million of the charge (the majority of which relates to employee severance costs) is associated with the restructuring of its European operations to centralize strategic decision-making and facilitate the management of a multi-brand platform as well as the closure of its Mexx Europe catalog business.
•	Approximately $4 million of the charge is attributable to employee severance costs associated with the closure of its Secaucus, New Jersey distribution center. Products currently distributed through the Secaucus facility will be distributed through existing facilities as well as a new facility in Allentown, Pennsylvania. This change is expected to result in reduced operating costs.

The Company expects the net after-tax impact of the gain on sale and the restructuring charge on fourth quarter 2004 diluted EPS to be slightly accretive. The Company also expects the net after-tax savings resulting from these restructuring activities to be slightly accretive to fiscal 2005 diluted EPS.

Liz Claiborne Inc. designs and markets an extensive range of women’s and men’s fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, ENYCE, First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active, as well as CITY DKNY® better women’s sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women’s wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names, as well as the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company’s products; risks related to the Company’s ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company’s competitors, and the Company’s ability to effectively remain competitive with respect to product, value and service; risks associated with the Company’s dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product, and the impact of the anticipated elimination of quota for apparel products in 2005; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices as are set forth in our 2003 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Business-Competition; Certain Risks” and under the heading “Statement Regarding Forward-Looking Statements”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.